November 8, 2012

Cytori Provides Business Update and Reports Third Quarter and Nine Month 2012 Results

SAN DIEGO, CA -- During the third quarter and first nine months of 2012, Cytori Therapeutics (NASDAQ: CYTX) advanced its cardiac cell therapy pipeline and achieved important strategic commercial and regulatory milestones. Additionally, Cytori reaffirmed its $9 million revenue guidance for the year. The Company accomplished the following objectives since the end of the second quarter:

Strategic

•
Awarded a U.S. Government contract with the Biomedical Advanced Research and Development Authority (“BARDA”), a division of the Department of Health and Human Services.  The contract is valued at up to $106 million and will be used to develop Cytori’s cell therapy for the treatment of thermal burns combined with radiation injury.  Contract activities are currently underway including the initiation of key proof of concept studies in addition to accelerating development of the next generation Celution® system.

Clinical Pipeline

•	Initiated enrollment in ATHENA, the U.S. clinical trial of Cytori’s cell therapy for refractory heart failure; the trial is on track to fully enroll by mid-2013.

•	Resumed enrollment in ADVANCE, a European acute myocardial infarction trial; primary emphasis of the trial continues to be completion of country and site clearances.

Commercial Business

•
Expanded Japanese market access in the third quarter by obtaining a full commercial operational license for Cytori Therapeutics K.K. and Class 1 medical device clearance for the Celution® and Puregraft® based technologies. In combination, these resulted in the highest gross quarterly product shipments to date.

•	Expanded Celution® CE Mark certification to include indications-for-use in wound healing and tissue ischemia.

Operations & Financial Performance

•	Reduced net cash used in operating activities in the first nine months of 2012 compared to the first nine months of 2011, driven by reductions in sales, general and administrative expenses.

“This quarter we made significant progress on both the clinical and commercial fronts which will help drive our growth in 2013 and beyond,” said Christopher J. Calhoun, chief executive officer for Cytori Therapeutics. “Throughout the rest of the year and into 2013, we will look to continue to expand enrollment in our ongoing clinical trials, achieve additional strategic partnerships and secure more approvals that drive revenue growth.”

Financial Results

Product revenues were $1.3 million and $4.7 million for the third quarter and first nine months of 2012, respectively, compared with $2.1 million and $5.9 million for the same periods in 2011. Additionally, based on the receipt of the Japan commercial operational license and Class 1 device clearance late in the third quarter of 2012, Cytori shipped an additional $1.7 million of systems and consumables that we expect to recognize as product revenue in a subsequent quarter. Cytori reaffirms its $9 million revenue guidance for 2012 based on already achieved shipments and anticipated orders.

Gross profit was $0.6 million and $2.2 million for the third quarter and first nine months of 2012, compared to $1.2 million and $3.0 million for the same periods of 2011, respectively.

Research and development expenses increased to $3.6 million and $9.6 million for the third quarter and first nine months of 2012, compared to $2.8 million and $8.9 million, the same periods respectively in 2011.  This planned increase is principally associated with the emergence of the ATHENA trial.  In contrast, sales, general and administrative expenses were reduced to $6.2 million and $18.9 million in the third quarter and first nine months of 2012, a decrease of 13% compared to both the third quarter of 2011 ($7.2 million) and the first nine months of 2011 ($21.8 million) respectively.

Net cash used in operating activities for the third quarter of 2012 was $7.9 million compared to $7.9 million for the same period in 2011 and $8.2 million in the second quarter of 2012. Net loss was $11.2 million, or ($0.19) per share, and $28.5 million, or ($0.49) per share, for the third quarter and first nine months of 2012, respectively. This compares to $8.3 million, or ($0.15) per share, and $25.5 million, or ($0.48) per share for the third quarter and first nine months of 2011, respectively. Net loss for the third quarter and first nine months of 2012 includes a net non-cash charge of $1.2 million and $1.7 million respectively related to the change in the fair value of warrant and option liabilities compared to non-cash credit of $1.0 million and $3.0 million for the same periods, respectively in 2011.

At the end of the third quarter of 2012, Cytori had $17.6 million of cash and cash equivalents and $3.2 million of accounts receivable and expected revenue from the additional product shipments in the third quarter.

Management Conference Call Webcast and Shareholder Letter Information

Cytori will host a management conference call at 5:00 p.m. Eastern Time today to further discuss the company's progress. The webcast will be available live and by replay two hours after the call and may be accessed under "Webcasts" in the Investor Relations section (http://ir.cytori.com) of Cytori's website. If you are unable to access the webcast, you may dial in to the call at +1.877.402.3914, Conference ID: 42763342. More details on our business are contained in the 'November 2012 Shareholder Letter' posted on the homepage of our Investor Relations website.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and repair soft tissue defects.  Our scientific data suggest ADRCs improve blood flow, moderate the immune response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® system product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position, such as our expectation of completion of enrollment of the ATHENA clinical trial by mid-2013, and  our revenue guidance of $9 million for the year. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks include clinical and regulatory uncertainties, such as those associated with the ATHENA clinical trial, including risks in the collection and results of clinical data, final clinical outcomes, dependence on third party performance, performance and acceptance of our products in the marketplace, and other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.
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Contact:
Investors                                                             Media
Tom Baker                                                  Megan McCormick
tbaker@cytori.com                                                      mmccormick@cytori.com
+1.858.875.5258                                                          +1.858.875.5279

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of September 30, 2012	As of December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$17,628,000	$36,922,000
Accounts receivable, net of reserves of $455,000 and of $474,000 in 2012 and 2011, respectively	1,463,000	2,260,000
Inventories, net	3,411,000	3,318,000
Other current assets	1,090,000	837,000

Total current assets	23,592,000	43,337,000

Property and equipment, net	2,242,000	1,711,000
Restricted cash and cash equivalents	350,000	350,000
Investment in joint venture	122,000	250,000
Other assets	1,756,000	1,772,000
Intangibles, net	26,000	192,000
Goodwill	3,922,000	3,922,000

Total assets	$32,010,000	$51,534,000

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$5,588,000	$5,334,000
Current portion of long-term obligations	9,767,000	2,487,000

Total current liabilities	15,355,000	7,821,000

Deferred revenues, related party	1,107,000	3,520,000
Deferred revenues	5,147,000	5,244,000
Warrant liability	1,871,000	627,000
Option liability	2,400,000	1,910,000
Long-term deferred rent	684,000	504,000
Long-term obligations, net of discount, less current portion	15,178,000	21,962,000

Total liabilities	41,742,000	41,588,000

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2012 and 2011	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 58,720,627 and 56,594,683 shares issued and outstanding in 2012 and 2011, respectively	59,000	57,000
Additional paid-in capital	261,113,000	252,338,000
Accumulated deficit	(270,904,000)	(242,449,000)

Total stockholders’ equity (deficit)	(9,732,000)	9,946,000

Total liabilities and stockholders’ equity (deficit)	$32,010,000	$51,534,000

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Product revenues	$1,314,000	$2,134,000	$4,741,000	$5,908,000

Cost of product revenues	703,000	942,000	2,588,000	2,893,000

Gross profit	611,000	1,192,000	2,153,000	3,015,000

Development revenues:
Development, related party	—	—	2,413,000	1,231,000
Research grant and other	2,000	5,000	21,000	19,000
	2,000	5,000	2,434,000	1,250,000
Operating expenses:
Research and development	3,555,000	2,830,000	9,615,000	8,948,000
Sales and marketing	2,450,000	3,618,000	7,406,000	10,560,000
General and administrative	3,777,000	3,538,000	11,489,000	11,230,000
Change in fair value of warrant liability	863,000	(1,536,000)	1,244,000	(3,714,000)
Change in fair value of option liability	300,000	570,000	490,000	680,000

Total operating expenses	10,945,000	9,020,000	30,244,000	27,704,000

Operating loss	(10,332,000)	(7,823,000)	(25,657,000)	(23,439,000)

Other income (expense):
Interest income	—	3,000	3,000	7,000
Interest expense	(857,000)	(489,000)	(2,582,000)	(1,923,000)
Other income (expense), net	(17,000)	25,000	(91,000)	(36,000)
Equity loss from investment in joint venture	(42,000)	(51,000)	(128,000)	(153,000)

Total other income (expense)	(916,000)	(512,000)	(2,798,000)	(2,105,000)

Net loss	$(11,248,000)	$(8,335,000)	$(28,455,000)	$(25,544,000)

Basic and diluted net loss per common share	$(0.19)	$(0.15)	$(0.49)	$(0.48)

Basic and diluted weighted average common shares	58,713,036	53,900,250	58,292,911	52,775,861

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(28,455,000)	$(25,544,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	712,000	621,000
Amortization of deferred financing costs and debt discount	706,000	471,000
Provision for doubtful accounts	99,000	274,000
Change in fair value of warrant liability	1,244,000	(3,714,000)
Change in fair value of option liability	490,000	680,000
Share-based compensation expense	2,907,000	2,578,000
Equity loss from investment in joint venture	128,000	153,000
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	698,000	(168,000)
Inventories	(93,000)	(775,000)
Other current assets	(253,000)	132,000
Other assets	16,000	(764,000)
Accounts payable and accrued expenses	254,000	(396,000)
Deferred revenues, related party	(2,413,000)	(1,231,000)
Deferred revenues	(97,000)	189,000
Long-term deferred rent	180,000	70,000

Net cash used in operating activities	(23,877,000)	(27,424,000)

Cash flows from investing activities:
Purchases of property and equipment	(1,077,000)	(458,000)

Net cash used in investing activities	(1,077,000)	(458,000)

Cash flows from financing activities:
Principal payments on long-term debt	(210,000)	(4,460,000)
Proceeds from long-term debt	—	9,444,000
Debt issuance costs and loan fees	—	(719,000)
Proceeds from exercise of employee stock options and warrants	988,000	2,849,000
Proceeds from sale of common stock	4,946,000	9,038,000
Costs from sale of common stock	(64,000)	(135,000)

Net cash provided by financing activities	5,660,000	16,017,000

Net decrease in cash and cash equivalents	(19,294,000)	(11,865,000)

Cash and cash equivalents at beginning of period	36,922,000	52,668,000

Cash and cash equivalents at end of period	$17,628,000	$40,803,000